Eton Pharmaceuticals Announces Licensing of Lamotrigine New Drug Application and Provides Pipeline Update

- Unique patent-pending formulation of lamotrigine addresses significant unmet need in pediatric epilepsy patients

- NDA was submitted in May 2019; product launch anticipated in 1H 2020

- Lamotrigine market currently exceeds $700 million annually

DEER PARK, Ill., June 13, 2019 (GLOBE NEWSWIRE) – Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative drug products, today announced that the Company has entered into an agreement with Aucta Pharmaceuticals, Inc to acquire U.S. marketing rights for ET-105.

ET-105 is an innovative patent-pending formulation of lamotrigine that will be delivered to patients as an oral liquid. Aucta submitted the product’s New Drug Application (NDA) to the FDA in May 2019 and is seeking approval as an epilepsy treatment to be used as an adjunct therapy for partial seizures, primary generalized tonic-clonic seizures, and generalized seizures of Lennox-Gastaut syndrome in patients two years of age and older. Lamotrigine is currently only approved in tablet formulations, and Eton believes ET-105 will fulfill a significant unmet need for pediatric patients requiring precision dosing.

Lamotrigine is one of the most widely used anti-epilepsy drugs with sales exceeding $700 million annually. Initiation of epilepsy treatment with lamotrigine requires multi-week titration based on patient weight, and pediatric patients often require doses that are a fraction of the currently available tablet strengths. ET-105’s precision dosing delivery system allows for accurate measurements down to 1.0mg whereas the lowest strength tablet available on the market is 5.0mg.

The addition of ET-105 brings Eton’s emerging neurology franchise to a total of four high-value product candidates, two of which are now expected to launch in 2020. Eton plans to establish its neurology-focused sales force in early 2020 to support the anticipated launches of ET-105 in the first half of 2020, ET-104 in the second half of 2020, and ET-101 and ET-102 in 2021.

“We are excited to add ET-105 to our growing pipeline of near-term product launches and further strengthen our neurology franchise. There remains a significant unmet medical need for precision dosing for pediatric patients, and we believe that ET-105 has the potential to fill the need,” said Sean Brynjelsen, Chief Executive Officer of Eton Pharmaceuticals. “We look forward to working with Aucta to bring this important product to market as we gear up for its potential launch in the first half of next year.”

“Aucta is excited to be partnering with Eton. We look forward to working closely with Eton’s dedicated commercial team to bring this innovative treatment forward and to address the unmet medical need in epilepsy,” said Shoufeng Li, Chief Executive Officer of Aucta Pharmaceuticals.

Closing of the transaction is contingent upon Aucta’s NDA receiving an acceptance for review letter from the FDA. Under the terms of the agreement, Eton will pay to Aucta licensing milestones of up to $5 million, including $2 million upon closing of the transaction, $2 million upon FDA approval and product launch, and $1 million upon issuance of an Orange-book listed patent. Aucta will receive a low double-digit royalty on net sales and will be entitled to receive milestone payments of up to $18 million based on commercial success of the product, including:

●	$1 million when net sales exceed $10 million in a calendar year
●	$2 million when net sales exceed $20 million in a calendar year
●	$5 million when net sales exceed $50 million in a calendar year
●	$10 million when net sales exceed $100 million in a calendar year

Pipeline Update

Eton also provided an update on its pipeline product candidates:

EM-100. EM-100, Eton’s preservative-free ophthalmic solution for allergic conjunctivitis has been assigned a target action date of July 11, 2019. Bausch Health will be responsible for all remaining regulatory and commercial activities surrounding the product. Eton is entitled to a milestone payment upon product launch and a royalty on commercial sales.

ET-202. Eton has initiated launch preparations for ET-202, Eton’s ready-to-use injectable formulation of phenylephrine. If approved on its PDUFA date of October 21, 2019, Eton anticipates launching the product in the fourth quarter of 2019. Eton believes the addressable phenylephrine market for ET-202 is more than 10 million units annually.

DS-300. Due to a third-party approval of another NDA product containing DS-300’s active ingredient, the FDA has notified Eton’s development partner that DS-300 no longer qualifies for the NDA regulatory pathway and will be required to follow the ANDA regulatory pathway. Eton is pursuing the FDA’s process to appeal the decision. If the appeal is unsuccessful, Eton plans to re-submit DS-300 as an ANDA later this year.

ET-203. The NDA for ET-203, a ready-to-use formulation of a high-volume injectable product, is expected to be submitted by Eton’s partner by the end of the third quarter of 2019.

DS-200. The FDA notified Eton that a third party received approval for an NDA product containing DS-200’s active ingredient in a different formulation and was granted New Chemical Entity (NCE) exclusivity. As a result, the third party is entitled to five years of market exclusivity, and the FDA will not approve any products containing the molecule during the period, regardless of formulation or dosage form. Eton is in discussions with the FDA to understand the status of its DS-200 application.

ET-104. The bioequivalence study for ET-104, a patent-pending oral suspension pursuing a neurological indication, is ongoing. Eton expects study results in September and, if successful, plans to submit the NDA in the fourth quarter of 2019.

ET-103. The bioequivalence study for ET-103, a liquid formulation of levothyroxine, is ongoing. Eton expects study results in September and, if successful, plans to submit the NDA in the fourth quarter of 2019.

DS-100. Eton has an FDA meeting scheduled for August 2019 to discuss DS-100’s clinical pathway. If successful, Eton anticipates submitting the product’s NDA in 2020.

ET-101. Development activities are ongoing for ET-101, an innovative oral liquid neurology product. Eton currently expects to submit the product’s NDA in 2020

ET-102. Development activities are ongoing for ET-102, an innovative oral liquid neurology product. Eton currently expects to submit the product’s NDA in 2020

ET-201. Development activities are ongoing for ET-201, an injectable product currently approved in Europe. Eton expects to submit the product’s NDA in 2020.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing innovative products utilizing the FDA’s 505(b)(2) regulatory pathway. Eton is primarily focused on liquid dosage forms including injectables, oral liquids and ophthalmics. Eton has a diversified pipeline of high-value product candidates in various stages of development and therapeutic areas, including multiple product candidates currently pending regulatory approval with the FDA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s business, development programs, and financial condition are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:

David Krempa

dkrempa@etonpharma.com

847-805-1077

Investor Contact:

Julie Seidel

Stern Investor Relations, Inc.

Julie.Seidel@sternir.com

212-362-1200